Exhibit (a)(5)(v)

IN THE COURT OF COMMON PLEAS OF

WASHINGTON COUNTY, PENNSYLVANIA

DANIEL SCHURR, Individually and on	:	Case No.: 2010 -2333
Behalf of All Others Similarly Situated,	:
	:	CIVIL DIVISION-CLASS ACTION
Plaintiff,	:
:
vs.	:
:
CNX GAS CORPORATION,	:
PHILIP W. BAXTER,	:
NICHOLAS J. DEIULIIS, RAJ K. GUPTA,	:
J. BRETT HARVEY, JOHN R. PIPSKI,	:
PAUL JEROME RICHEY and CONSOL	:
ENERGY, INC.	:
:
Defendants.	:

MOTION TO STAY ACTION PENDING ADJUDICATION OF SUBSTANTIALLY

IDENTICAL ACTIONS IN DELAWARE INVOLVING THE SAME DELAWARE

DEFENDANT CORPORATIONS AND SAME DELAWARE INTERNAL CORPORATE

GOVERNANCE ISSUES

Defendants Philip W. Baxter, Nicholas J. Deiuliis, Raj K. Gupta, J. Brett Harvey, Paul Jerome Richey and CONSOL Energy, Inc. (“CONSOL”), by and through their undersigned counsel, hereby move to stay the within action and in support thereof state as follows:

INTRODUCTION

The instant proceeding, raises issues of internal corporate governance of two Delaware corporations — CNX Gas Corporation (“CNX” or CNS Gas Corp.) and CONSOL, that are being addressed in two Delaware Chancery Court actions at the current time, a court that is “widely recognized as the nation’s preeminent forum for the determination of disputes involving the internal affairs of… Delaware corporations” as raised in this proceeding. In fact, Plaintiff, who alleges rights under Delaware law on behalf of himself and a purported class of similarly situated shareholders with respect to a proposed tender offer for shares of CNX stock, is as a shareholder of CNX (as is his entire purported class) encompassed by the two Delaware class actions which seek the very same relief as he does in this action.

To quote Plaintiffs own words, “the prosecution of separate actions by individual members of the class would create a risk of inconsistent or varying adjudications with respect to individual members of the class….” The best way to avoid the pitfall of which Plaintiff forewarns this Court is to let the Delaware Chancery Court address the Delaware internal corporate governance legal issues which are currently pending before it.

MOTION TO STAY

1. On March 29, 2010, Plaintiff Daniel Schurr commenced this action on behalf of himself and a purported class of shareholders of CNX Gas Corp., a Delaware corporation, for alleged breaches of fiduciary duty in connection with a “Proposed Acquisition” in which CONSOL, also a Delaware corporation, entered into an agreement with T. Rowe Price Associates, Inc. (“TRP”), whereby TRP would tender to CONSOL almost 9.5 million shares of CNX Gas Corp. stock owned by investment advisory clients of TRP for $38.25 per share, thereby giving CONSOL ownership of 89.6% of CNX Gas Corp.’s outstanding shares of common stock. (See paragraphs 1 and 2 of Complaint.) Plaintiff also alleges that CONSOL further agreed to commence a tender offer for the remaining outstanding shares of CNX by May 5, 2010 at a price of $38.25 per share. (Paragraph 34 of the Complaint.) Plaintiff alleges that these terms are not in the best interests of CNX’s minority shareholders and do not reflect the fair value of CNX’s common stock, and that, once CONSOL acquires 90% ownership of CNX, CNX’s minority shareholders may not have the right to vote on a short-form merger, which would result in CNX becoming a wholly owned subsidiary of CONSOL, and may have to accept the consideration offered by CONSOL or pursue appraisal rights. (Paragraphs 35 and 45 of the Complaint.)

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2. On the same day, a substantially identical action pertaining to the same Proposed Acquisition was filed in the Court of Chancery of the State of Delaware, James R. Gummel, Individually and on Behalf of All Others Similarly Situated v. Consol Energy Inc., Case No. CA-5377, and on March 30, 2010 a second substantially identical action was filed in that Court, Ira Gaines, as trustee for the Paradise Wire & Cable Defined Benefit Pension Plan, Individually and on Behalf of All Others Similarly Situated v. CNX Gas Corporation, J. Brett Harvey, Phillip W. Baxter, Raj K. Gupta, John R. Pipski, and CONSOL Energy Inc., Case No. CA-5378. True and correct copies of these Complaints are attached hereto as Exhibits A and B respectively.

3. All three suits are brought on behalf of the same alleged class of CNX shareholders — all holders of CNX Gas common stock — and concern the same issues pertaining to the internal affairs and corporate governance of two Delaware corporations, CONSOL and CNX, and the fiduciary duties purportedly owed by them and their Boards and executive management under Delaware law to CNX shareholders, as said duties relate to the Proposed Acquisition.

4. Specifically, all three Complaints seek certification of a class consisting of all holders of CNX Gas Corp. common stock except the Defendants and any person or entity affiliated with any Defendant. (Schurr § 22; Gummel § 22; Gaines § 23)

5. Further, all three Complaints allege breach of the duties of loyalty, due care, independence, candor, good faith and fair dealing by either the Boards or executive management of the Delaware corporations, and as to Consol Energy in its role as majority shareholder. (Schurr §§ 3, 20, 47-59; Gummel §§ 42-46; Gaines § 4, 6, 18, 50-52, 54-65)

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6. More particularly, all three Complaints contend that common questions of law and fact predominate and recite nearly identical purported common questions:

Schurr Complaint at 27:

(a) whether defendants have breached their fiduciary duties of undivided loyalty, independence, or due care with respect to plaintiff and the other members of the Class in connection with the Proposed Acquisition; (b) whether the Individual Defendants are engaging in self-dealing in connection with the Proposed Acquisition; (c) whether the Individual Defendants are unjustly enriching themselves and other insiders or affiliates of CNX Gas Corp.; (d) whether defendants have breached any of their other fiduciary duties to plaintiff and the other members of the Class in connection with the Proposed Acquisition, including the duties of good faith, diligence, candor and fair dealing; (e) whether the defendants, in bad faith and for improper motives, have impeded or erected barriers to discourage other offers for the company or its assets; (f) whether defendants have failed to provide all material information to shareholders in connection with the Proposed Acquisition; and (g) whether plaintiff and the other members of the Class would suffer irreparable injury were the transactions complained of herein consummated.

Gummel Complaint at 23(b):

(i) Has CONSOL Energy breached its fiduciary duties owed by it to Plaintiff and the other members of the Class;

(ii) Is CONSOL Energy, in connection with the Proposed Transaction of CNX Gas by CONSOL Energy, pursuing a course of conduct that is not the product of entire fairness;

(iii) Is the Class entitled to injunctive relief or damages as a result of Defendants’ wrongful conduct.

Gaines Complaint at 24(b):

(i) whether one or more of the Defendants has engaged in a plan and scheme to enrich themselves at the expense of defendant CNX’s public stockholders;

(ii) whether the Director Defendants have breached their fiduciary duties owed by them to Plaintiff and members of the Class, and/or have aided and abetted in such breach, by virtue of their participation and/or acquiescence and by their other conduct complained of herein;

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(iii) whether Defendants have failed to fully disclose the true value of defendant CNX’s assets and earning power and the future financial benefits which CONSOL will obtain from the acquisition;

(iv) whether the Director Defendants have wrongfully failed and refused to seek a purchase of CNX at the highest possible price and, instead, have sought to chill potential offers and allow the valuable assets of defendant CNX to be acquired by CONSOL at an unfair and inadequate price;

(v) whether defendant CONSOL has induced or aided and abetted breaches of fiduciary duty by members of CNX’s Board of Directors;

(vi) whether Plaintiff and the other members of the Class will be irreparably damaged by the transactions complained of herein; and

(vii) whether Defendants have breached or aided and abetted the breaches of the fiduciary and other common law duties owed by them to Plaintiff and the other members of the Class.

7. All three Complaints also seek the same relief:

Schurr Complaint at pp. 17-18:

FOR THESE REASONS, plaintiff demands preliminary and permanent injunctive relief, in plaintiffs favor and in favor of the Class, and against defendants, as follows:

A. Declaring that this action is properly maintainable as a class action;

B. Declaring and decreeing that the Proposed Acquisition is in breach of the fiduciary duties of the defendants and is therefore unlawful and unenforceable;

C. Enjoining defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Proposed Acquisition, unless and until the Company adopts and implements a procedure or process to obtain the highest possible price for shareholders, and discloses all material information to shareholders regarding the Proposed Acquisition;

D. Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of CNX Gas Corp.’s shareholders;

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E. Rescinding, to the extent already implemented, the Proposed Acquisition and proposals, voting agreements and termination fees associated therewith;

F. Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and

G. Granting such other and further equitable relief as this Court may deem just and proper.

Gummel Complaint at pp. 13-14:

Plaintiff demands judgment against Defendants jointly and severally, as follows:

(A) declaring this action to be a class action and certifying Plaintiff as the Class representatives and his counsel as Class counsel;

(B) enjoining, preliminarily and permanently, the Proposed Transaction;

(C) in the event that the transaction is consummated prior to the entry of this Court’s final judgment, rescinding it or awarding Plaintiff and the Class rescissory damages;

(D) directing that Defendants account to Plaintiff and the other members of the Class for all damages caused by them and account for all profits and any special benefits obtained as a result of their breaches of their fiduciary duties;

(E) awarding Plaintiff the costs of this action, including a reasonable allowance for the fees and expenses of Plaintiff’s attorneys and experts; and

(F) granting Plaintiff and the other members of the Class such further relief as the Court deems just and proper.

Gaines Complaint at pp. 14-15:

Plaintiff demands judgment as follows:

(A) Declaring that this action may be maintained as a class action;

(B) Declaring that the Proposed Transaction is unfair, unjust, and inequitable to Plaintiff and the other members of the Class;

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(C) Enjoining preliminarily and permanently the Defendants from taking any steps necessary to accomplish or implement the proposed merger of defendant CNX with defendant CONSOL at a price that is not fair and equitable;

(D) Requiring Defendants to compensate Plaintiff and the members of the Class for all losses and damages suffered and to be suffered by them as a result of the acts and transactions complained of herein, together with prejudgment and post judgment interest;

(E) Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’, accountants’, and experts’ fees; and

(F) Granting such other and further relief as may be just and proper.

8. Plaintiff Schurr specifically asserts at paragraph 28 of the Complaint that “. . . the prosecution of separate actions would create a risk of inconsistent or varying adjudications with respect to individual members of the class which would establish incompatible standards of conduct for the party (Defendants) opposing the class.”

9. Schurr readily admits that Delaware law applies to this proceeding, and although courts of this Commonwealth routinely apply the laws of others states to matters pending here, this case involves issues pertaining to the internal affairs and governance of corporations domiciled elsewhere and the fiduciary duties of the majority shareholder, officers and directors of another state’s corporations. (See paragraphs 18 and 19 of instant Complaint, and paragraph 40 of Exhibit A.)

10. Delaware has the paramount interest in this matter in assuring that the fiduciary duties owed by majority shareholders of its corporations and the officers and directors of those corporations are adhered to, and the Delaware Chancery Court handles matters such as these on a daily basis and is in a much better position than this Honorable Court to apply the laws of its state to corporations organized there and to their majority shareholders, officers and directors.

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Ryan v. Gifford, 918 A.2d 341, 349-50 (Del. Ch. 2007) (Delaware has a “significant and substantial interest in overseeing the conduct of those owing fiduciary duties to shareholders of Delaware corporations.”) (quoting In re Chambers Dev. Co. S’holders Litig., 1993 WL 179335, at *8 (Del. Ch. 1993)); Diedenhofen-Lennartz v. Diedenhofen, 931 A.2d 439, 451 n. 26 (Del. Ch. 2007) (citing numerous cases evidencing Delaware’s “compelling interest in the efficient and consistent application of its laws governing business entities”). See also CTS Corp. v. Dynamics Corp. of America, 481 U.S. 69, 91, 93 (1987) (recognizing that “[a] State has an interest promoting stable relationships among parties involved in the corporations it charters. . .”); cf. Edgar v. MITE Corp., 457 U.S. 624, 645-46 (1982) (observing that no state has a legitimate interest “in regulating the internal affairs of foreign corporations”).

11. Indeed the Delaware Chancery Court’s own website states: “The Delaware Court of Chancery is widely recognized as the nation’s preeminent forum for the determination of disputes involving the internal affairs of the thousands upon thousands of Delaware corporations and other business entities through which a vast amount of the world’s commercial affairs is conducted. Its unique competence in and exposure to issues of business law are unmatched.”

12. It should be of little significance that CNX and CONSOL have their principal places of business in Washington County, Pennsylvania because each is a public company, with shareholders all over the country. More importantly, the precise legal issues in this litigation are not controlled by Pennsylvania law, but Delaware law. Moreover, there is nothing in this Complaint to indicate that the Plaintiff has any connection to either Pennsylvania or Washington County. The Complaint is both void of any reference to Plaintiffs residence and is verified by his Texas counsel, not his Pennsylvania counsel. It will be no hardship for Plaintiff to litigate in Delaware since part of his litigation team is from Texas.

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13. Accordingly, for purposes of judicial efficiency and economy and to avoid the risk of inconsistent adjudications, Defendants seek to stay the within action pending the adjudication of the actions pending in Delaware.

14. Plaintiff Schurr and the shareholders he purports to represent in this action will not be prejudiced by such a stay because they are part of the classes sought to be certified in the Delaware actions, which seek similar relief on behalf of the Plaintiffs therein. Thereafter, this Court, following adjudication by the Delaware Court of the very same Delaware legal issues asserted and soon to be joined in the actions described in Exhibits A and B attached hereto, can then decide if there is any reason to proceed with the within action and, if so, ascertain how the Delaware Court’s disposition affects any legal issues that might otherwise still remain to be decided by this Court.

WHEREFORE, Defendants respectfully request that the Court enter an order in the form attached hereto staying this action pending the adjudication of the above referenced actions by the Delaware Chancery Court.

Respectfully submitted,

By:	/s/ Samuel W. Braver, Esquire
Samuel W. Braver, Esquire
Pa. I.D. No. 19682
Deborah A. Little, Esquire
Pa. I.D. No. 44758
Firm No. 038
BUCHANAN INGERSOLL & ROONEY PC
301 Grant Street, One Oxford Centre
Pittsburgh, PA 15219
412-562-8800 (p)
412-562-1041 (f)

Attorneys for Defendants Philip W. Baxter, Nicholas J. Deiuliis, Raj K. Gupta, J. Brett Harvey, Paul Jerome Richey and CONSOL Energy, Inc.

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IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

JAMES R. GUMMEL, individually and on	)
behalf of all others similarly situated,	)
)
Plaintiff,	)
	)	C.A. No.
v.	)
)
CONSOL ENERGY INC.	)
)
Defendant.	)
)
)
)
)

VERIFIED CLASS ACTION COMPLAINT

Plaintiff, by his attorneys, alleges upon information and belief, except for his own acts, which are alleged on knowledge, as follows:

1. Plaintiff brings this action on behalf of the public stockholders of CNX Gas Corporation (“CNX Gas” or the “Company”) against its controlling shareholder, CONSOL Energy Inc. (“CONSOL Energy”), seeking equitable relief for its breaches of fiduciary duty and other violations of state law arising out a proposed transaction in which CONSOL Energy seeks to acquire the remaining outstanding shares of CONSOL Energy not already owned by CONSOL Energy through a cash tender offer by means of an coercive and unfair process and for an unfair price of $ 38.25 per share (the “Proposed Transaction”).

2. CNX Gas is a corporation organized and existing under the laws of the State of Delaware. It maintains its principal corporate offices at CNX Center, 1000 CONSOL Energy Drive, Canonsburg, Pennsylvania, 15317 and engages in the exploration, development, production, and gathering of natural gas primarily in the Appalachian and Illinois basins, in the United States.

3. CONSOL Energy currently owns approximately 83.3% of the approximately 151 million shares of CNX Gas common stock outstanding. On March 21, 2010, CONSOL Energy Inc. announced that it has entered into an agreement with T. Rowe Price Associates, Inc., on behalf of its investment advisory clients owning approximately 9.5 million shares of CNX Gas common stock, or approximately 37% of the shares of CNX Gas that CONSOL Energy does not currently own. Under the agreement, CONSOL Energy agreed to commence a tender offer by May 5, 2010 to acquire all of the shares of CNX Gas common stock that it does not currently own at a price of $38.25, in cash, per share, and T. Rowe Price has agreed to tender its shares of CNX Gas common stock that its investment advisory clients own into the offer.

PARTIES

4. Plaintiff is, and has been at all relevant times, the owner of shares of common stock of CNX Gas.

5. Defendant CONSOL Energy is a Delaware corporation and maintains its principal corporate offices at CNX Center, 1000 CONSOL Energy Drive, Canonsburg, Pennsylvania 15317 and engages in the production of multi-fuel energy and provision of energy services primarily to the electric power generation industry in the United States. CONSOL Energy is a member of the Standard & Poor’s 500 Equity Index and the Fortune 500. It has 11 bituminous coal mining complexes in six states and reports proven and probable coal reserves of 4.5 billion tons.

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THE PROPOSED TRANSACTION IS SUBJECT TO ENTIRE FAIRNESS

6. CONSOL Energy is the controlling stockholder of CNX Gas owning approximately 83.3% of the Company’s outstanding common stock.

7. As a result, as described in the Company’s latest Annual Report filed with the United States Securities and Exchange Commission (“SEC”) on February 9, 2010 (the “Annual Report”), “CONSOL Energy will be able to determine the outcome of all corporate actions requiring stockholder approval.” For example, “CONSOL Energy will continue to control decisions with respect to:

•	the election and removal of directors;

•	mergers or other business combinations involving us;

•	future issuances of our common stock or other securities; and

•	amendments to our certificate of incorporation and bylaws.”

Common Officers and Directors

8. Of the four members of CNX Gas’s Board of Directors (the “Board”), three are officers and/or directors of CONSOL Energy.

9. J. Brett Harvey (“Harvey”), the Company’s Chief Executive Officer of the Company and Chairman of the Board since January 16, 2009, and a director of CNG Gas since June 30, 2005, the date of its formation, has been President, Chief Executive Officer and a director of CONSOL Energy since January 1998.

10. Philip W. Baxter (“Baxter”), has been a director of CNX Gas since June 30, 2005, the date of its formation (serving as Chairman of the Board from such date until January 2009). Baxter currently serves as a member of the Company’s Audit Committee, and has also served as a member of the Finance Committee. Baxter served as director of CONSOL Energy (as well as

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Chairman of its Audit Committee and a member of its Finance Committee) from August 1999 until August 2005, and rejoined the CONSOL Energy Board in January 2009. He currently serves on CONSOL Energy’s Audit and Finance Committees.

11. Raj K. Gupta (“Gupta”) has been a director of CNX Gas since June 30, 2005, the date of its formation, and a director of CONSOL Energy since February 2004. He is currently on the Audit Committee of CNX Gas and CONSOL Energy.

12. In addition to Harvey, as described above, each member of the Company’s management is likewise an officer of CONSOL Energy.

13. Nicholas J. Deluliis (“Deluliis”), President and Chief Operating Officer of CNX Gas, was also appointed as the Executive Vice President and Chief Operating Officer of CONSOL Energy on January 16, 2009.

14. William J. Lyons (“Lyons”) was named Executive Vice President and Chief Financial Officer of CNX Gas on January 16, 2009. Lyons has also been Chief Financial Officer of CONSOL Energy since February 2001. From January 1995 to February 2001, Lyons held the position of Vice President-Controller for CONSOL Energy. Lyons joined CONSOL Energy in 1976.

15. Robert F. Pusateri, the Company’s Executive Vice President, Marketing & Sales and Transportation Services, is President of CONSOL Energy Sales Company. Pusateri joined CONSOL Energy as an accountant in April 1974.

16. P. Jerome Richey (“Richey”), Senior Vice President and General Counsel of CONSOL Energy was appointed Executive Vice President—Corporate Affairs and Chief Legal Officer of CONSOL Energy and CNX Gas on January 16, 2009.

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17. Robert P. King Was named Executive Vice President—Business Advancement and Support Services in January 2009, with responsibility for material and supply chain management, Fairmont Supply, construction and project management, environmental and engineering services, business development, research and development, and strategic planning. King was also appointed Executive Vice President -Business Advancement and Support Services for CONSOL Energy on January 16, 2009. King joined CONSOL Energy Inc. in August 2006.

Dependent on CONSOL Energy

18. The financial success of the Company is significantly dependent on CONSOL Energy’s business. As stated in the Annual Report, “A significant portion of our production is associated with the coal mining operations of CONSOL Energy and any disruption to those coal mining operations will adversely impact our production and results of operations.” To be specific, in 2009, approximately 19% of the Company’s gas production was produced in connection with coal extraction by CONSOL Energy; and 7% of the Company’s production was associated with CONSOL Energy’s active mining operations. In 2008, approximately 24% of the Company’s gas production was produced in connection with coal extraction by CONSOL Energy; and 12% of the Company’s production was associated with CONSOL Energy’s active mining operations.

19. In addition, as described in the Annual Report, the Company’s “prior and continuing relationship with CONSOL Energy exposes us to risks attributable to CONSOL Energy’s businesses.” In particular, the Company has we have an agreement with CONSOL Energy that we will refrain from taking certain actions that would result in CONSOL Energy being in default under its debt instruments. Those debt instruments currently contain covenants that would be breached if we borrow from a third party unless we contemporaneously guaranteed indebtedness of CONSOL Energy under those debt instruments. In

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addition, those debt instruments contain covenants that would be breached by our granting liens on certain assets unless we contemporaneously grant a pari passu lien securing the indebtedness of CONSOL Energy under those debt instruments. In connection with our obtaining an unsecured credit facility with a group of commercial lenders, we guaranteed CONSOL Energy’s $250 million 7.875% notes due March 1, 2012. We are exposed to the risk that, in these circumstances, CONSOL Energy cannot, or will not, make the required payment or in turn that we are required to make a required payment to CONSOL Energy. If this were to occur, our business and financial performance could be adversely affected.

20. As controlling stockholder, CONSOL Energy has the power and is exercising such power to enable it to acquire the Company’s common stock and to dictate terms that are contrary to the Company’s minority shareholders’ best interests and do not reflect the fair value of CNX Gas’s common stock.

21. As such, the transaction is subject to the exacting entire fairness standard under which the Defendants must establish both fair price and fair dealing.

CLASS ACTION ALLEGATIONS

22. Plaintiff brings this action on its own behalf and as a class action on behalf of all owners of CNX Gas common stock and their successors in interest, except Defendants and their affiliates (the “Class”).

23. This action is properly maintainable as a class action for the following reasons:

(a) the Class is so numerous that joinder of all members is impracticable. As of March 24, 2010, CNX Gas has approximately 151 million shares outstanding.

(b) questions of law and fact are common to the Class, including, inter alia, the following:

(i)	Has CONSOL Energy breached its fiduciary duties owed by it to Plaintiff and the others members of the Class;

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(ii)	Is CONSOL Energy, in connection with the Proposed Transaction of CNX Gas by CONSOL Energy, pursuing a course of conduct that is not the product of entire fairness;

(iii)	Is the Class entitled to injunctive relief or damages as a result of Defendants’ wrongful conduct.

(c) Plaintiff is committed to prosecuting this action and have retained competent counsel experienced in litigation of this nature.

(d) Plaintiff’s claims are typical of those of the other members of the Class.

(e) Plaintiff has no interests that are adverse to the Class.

(f) The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications for individual members of the Class and of establishing incompatible standards of conduct for Defendants.

(g) Conflicting adjudications for individual members of the Class might as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

COMPANY BACKGROUND

24. CNX Gas is engaged in the exploration, development, production and gathering of natural gas primarily in the Appalachian and Illinois Basins. As sated in the Company’s Annual Report, the Company is a leading developer of coalbed methane (“CBM”) and has a growing conventional and shale exploration program.

25. The Company began extracting CBM in the early 1980s from coal seams in Virginia in order to reduce the gas content in the coal being mined by CONSOL Energy. The Company developed techniques to extract CBM from coal seams prior to mining in order to

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enhance the safety and efficiency of CONSOL Energy’s mining operations. Typically, the gas was vented to the atmosphere. As stated in the Company’s Annual Report, “as a result of our more than 20 years of experience with CBM extraction, we believe our management has developed industry-leading expertise in this type of gas production.”

26. In 1990, CONSOL Energy created a joint venture with Conoco Inc. (“Conoco”) to produce CBM that qualified for certain preferential tax treatment. Under an operating arrangement, CONSOL Energy operated gas wells and gathering facilities in which Conoco had an ownership interest. In 1993, CONSOL Energy acquired the assets of Island Creek Coal Company in Virginia, including an interest in CBM and gathering assets, from Occidental Petroleum (“Occidental”). The related gas assets acquired from Occidental were sold to MCN Energy Group Inc. (“MCN”) in 1995, although CONSOL Energy continued to operate gas wells in the area for MCN under an operating agreement. Between 2000 and 2001, CONSOL Energy reacquired the assets of MCN and acquired the interests of its joint venture partner, Conoco, to consolidate their interest in Central Appalachia. This created the core of the Company’s business.

27. CNX Gas Corporation was formed on June 30, 2005. CONSOL Energy contributed its gas assets to CNX Gas effective August 8, 2005. The Company’s common stock commenced trading on the New York Stock Exchange (“NYSE”) under the symbol “CXG” on January 19, 2006.

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SUBSTANTIVE ALLEGATIONS

28. In a press release dated March 21, 2010, CONSOL Energy announced its attention to commence a tender offer to purchase all the remaining shares of CNX Gas not already owned by CONSOL Energy, stating:

PITTSBURGH (March 21, 2010) - CONSOL Energy Inc. (NYSE:CNX) announced today that it has entered into an agreement with T. Rowe Price Associates, Inc., on behalf of its investment advisory clients owning approximately 9.5 million shares of CNX Gas Corporation (NYSE:CXG) common stock, or approximately 37% of the shares of CNX Gas that CONSOL Energy does not currently own. Under the agreement, CONSOL Energy has agreed, subject to certain conditions, to commence a tender offer by May 5, 2010 to acquire all of the shares of CNX Gas common stock that it does not currently own at a price of $38.25, in cash, per share, and T. Rowe Price has agreed to tender its shares of CNX Gas common stock that its investment advisory clients own into the offer.

* * *

CONSOL Energy’s intended offer would be made directly to CNX Gas stockholders and would be subject to certain customary terms and conditions that must be satisfied or waived for the tender offer to be completed. These conditions would be specified in the offer to purchase for the tender offer when and if such offer is launched. Once the tender offer has been commenced, offering materials will be mailed to CNX Gas stockholders and CONSOL Energy will make all necessary filings with the Securities and Exchange Commission.

The Price is Unfair

29. The Company’s recent performance and promise for substantial growth indicates that the consideration to be received in the Proposed Transaction is unfair.

30. For the last three quarters (whose financial results have been reported), the Company has produced three consecutive quarterly production records. On January 28, 2010, the Company announced its financial results for the quarter ending December 31, 2009. As stated in the press release announcing the results:

Production was 25.1 billion cubic feet (Bcf), or 273 million cubic feet (MMcf) per day, for the quarter ended December 31, 2009. This was the third consecutive quarterly production record, and 13% higher than the 22.2 Bcf, or 242 MMcf per day, for the year-ago quarter. Annual 2009 production was 94.4 Bcf, an increase of 23% over the 76.6 Bcf produced in 2008.

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31. As stated by Harvey in the press release announcing the results, the Company ended 2009 on a “very strong footing,” which due to the improving economic and natural gas outlook, the Company expects to continue into 2010:

Economic Outlook

The U.S. economy began growing in the third quarter of 2009, at an annual rate of 2.2% and continued growing in the fourth quarter. Due to the significant fiscal spending and relaxed monetary policy in the United States, a modest recovery appears likely to continue in the U.S. through 2010. This should lead to an increase in demand for energy products from industrial customers, power generators and steel producers. Depending on the pace and sustainability of the recovery, we believe substantial opportunities exist for our gas business.

Natural Gas Outlook

At the onset of the winter heating season, natural gas in storage fields was at record high levels. Because of much colder than normal weather in much of the U.S. from mid-December through mid-January, gas in storage has been drawn down to normal levels. The economic recovery is expected to positively affect industrial and commercial demand. Gas prices have now strengthened to the point where it makes sense for CNX Gas to add a second horizontal rig to its Marcellus Shale drilling program for 2010. CNX Gas, with its low costs and rising production volumes, is expected to benefit from this improved pricing.

32. Further, at least one Wall Street analyst had a price target of $43 per share before the Proposed Transaction was announced.

33. Moreover, although The Proposed Transaction price of $38.25 per share represents a 24% premium to CNX Gas’s closing price the day prior to the announcement of the Proposed Transaction, a Bloomberg article from December 2009 entitled “CEOs Paying 56% M&A Premium Shows Stocks May Be Cheap” reported that “[t]he average premium in mergers and acquisitions in [2009] which U.S. companies were the buyer and seller rose to 56 percent this year from 47 percent last year [2008]….” Thus, the Proposed Tranasction premium of 24% is well below the average premium in like transactions during 2009.

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34. Given the Company’s recent performance and future prospects, the consideration shareholders are to receive is inadequate. Accordingly, CONSOL Energy is picking up CNX Gas at the most opportune time, at a time when CNX Gas is poised for growth and its stock price is trading at a huge discount to its intrinsic value.

Consummation of the Proposed Transaction is a Foregone Conclusion

35. As of December 31, 2009, the Company had approximately 150,986,918 shares outstanding.

36. CONSOL Energy owns approximately 83.3% of the Company’s outstanding common stock.

37. T. Rowe Price, on behalf of its investment advisory clients owns 9,474,116 shares (of which 2,642,000 shares are discretionary account shares) of CNX Gas common stock (the “TRP Shares”), which represents approximately 6.27% of the Company’s outstanding shares. Pursuant to the Proposed Transaction, T. Rowe Price has agreed to tender the TRP Shares into the tender offer. With respect to the 2,642,000 discretionary account shares, each unaffiliated third party with respect to its discretionary account shares has the right to instruct that its shares be sold or not be tendered, but “CONSOL Energy believes that most, if not all, of the discretionary account shares will be tendered into the offer.”

38. Taking into account the tender of the TRP shares, CONSOL Energy will already own approximately 89.6% of the Company’s shares. Even not taking into account the 2,642,000 discretionary shares, CONSOL Energy will own 87.85% of the Company’s common stock.

39. As stated in the Company’s Annual Report, “were CONSOL Energy to acquire 90% or more of [the Company’s] common stock, CONSOL Energy could by itself effect a “short form” merger without any stockholder action or approval. Thus, the minority stockholders may

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not have any vote on a merger or other transaction involving [the Company] that results in [the Company] becoming a wholly owned subsidiary of CONSOL Energy and the minority stockholders may be faced with either accepting the consideration offered by CONSOL Energy or pursuing appraisal rights.”

40. Accordingly, pursuant to Delaware law pertaining to short form mergers, CONSOL Energy will only need an additional 0.4% shares to be tendered (or 2.15% not taking into account the discretionary shares) in order to effectuate the short-form merger, a number so small thus virtually guaranteeing the Proposed Transaction will occur unless protective provisions are put in place to protect the interest of the minority shareholders, such as a majority-of-the-minority provision.

41. Accordingly, Plaintiff seeks injunctive and other equitable relief to prevent the irreparable injury that Company shareholders will continue to suffer absent judicial intervention.

CLAIM FOR RELIEF

COUNT I

Breach of Fiduciary Duty

(Against CONSOL Energy)

42. As the controlling stockholder of the Company, CONSOL Energy violated its fiduciary duty to the public shareholders by seeking to acquire the public shareholders’ stake in the Company for wholly inadequate and unfair consideration.

43. CONSOL Energy has the power and is exercising its power to acquire CNX gas’s public shares and dictate terms which are in its interest regardless of the wishes or best interests of Class members and without establishing the fair market value of CNX gas’s shares.

44. CONSOL Energy has breached and will continue to breach its fiduciary duties owed to the public shareholders of CNX gas, and is engaging in, or facilitating the accomplishment of, an unfair and self-interest transaction that is not entirely fair to the public shareholders of CNX gas.

12

45. As a result of CONSOL Energy’s breaches of its fiduciary duties, Plaintiff and the Class will suffer irreparable injury.

46. Unless enjoined by this Court, CONSOL Energy will continue to breach its fiduciary duties owed to Plaintiff and the Class, and may consummate the Proposed Transaction, to the irreparable harm of the Class.

WHEREFORE, Plaintiff demands judgment against Defendants jointly and severally, as follows:

(A) declaring this action to be a class action and certifying Plaintiff as the Class representatives and his counsel as Class counsel;

(B) enjoining, preliminarily and permanently, the Proposed Transaction;

(C) in the event that the transaction is consummated prior to the entry of this Court’s final judgment, rescinding it or awarding Plaintiff and the Class rescissory damages;

(D) directing that Defendants account to Plaintiff and the other members of the Class for all damages caused by them and account for all profits and any special benefits obtained as a result of their breaches of their fiduciary duties;

(E) awarding Plaintiff the costs of this action, including a reasonable allowance for the fees and expenses of Plaintiff’s attorneys and experts; and

13

(F) granting Plaintiff and the other members of the Class such further relief as the Court deems just and proper.

COOCH AND TAYLOR, P.A.

/s/ BLAKE A. BENNETT
BLAKE A. BENNETT (#5133)
The Brandywine Building
1000 West Street, 10th Floor
Wilmington, DE 19801
(302) 984-3800
Attorneys for Plaintiffs

DATED: March 29, 2010

OF COUNSEL

LEVI & KORSINSKY, LLP

Eduard Korsinsky

Eric M. Andersen (No. 4376)

30 Broad Street, 15th Floor

New York, New York 10004

Tel: (212) 363-7500

Fax: (212) 363-7171

14

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IRA GAINES, as trustee for the Paradise Wire & Cable	)
Defined Benefit Pension Plan, individually and on	)
behalf of all others similarly situated,	)
)
Plaintiff,	)
)
v.	)	Civil Action No.
)
CNX GAS CORPORATION, J. BRETT HARVEY,	)
PHILLIP W. BAXTER, RAJ K. GUPTA, JOHN R.	)
PIPSKI, and CONSOL ENERGY INC.,	)
)
Defendants.	)

CLASS ACTION COMPLAINT

Plaintiff, as and for his Class Action Complaint for Injunctive Relief, alleges on information and belief derived from, inter alia, a review of documents filed with the Securities Exchange Commission (“SEC”) and publicly available news sources, such as newspaper articles, as to all other matters, as follows:

NATURE OF THE ACTION

1. This is a shareholder class action brought individually and as a class action on behalf of all persons, other than Defendants, who own the common stock of CNX Gas Corporation (“CNX” or the “Company”) to enjoin the proposed squeeze out of the minority shareholders of CNX by CONSOL Energy Inc. (“CONSOL”), as detailed herein.

2. On March 21, 2010, CONSOL announced that it was commencing a tender offer to acquire the remaining shares of CNX that it does not already own, approximately 16.7% of the Company, at a price of $38.25 per share (the “Proposed Transaction”).

3. Also, on March 21, 2010, CONSOL announced that it entered into an agreement with T. Rowe Price Associates, Inc. (“T. Rowe Price”), which controls approximately 9.5 million shares (6.3%) of CNX stock, to purchase all of its shares commencing on May 5, 2010. (T. Rowe Price also owns 11.8 million shares (6.51%) of CONSOL.) As a result of its agreement with T. Rowe Price, CONSOL will control approximately 89.6% of the Company.

4. The Proposed Transaction would occur via a cash tender offer, followed by a merger. The Proposed Transaction is a result of a flawed process and a grossly inadequate offer price. It will deprive CNX shareholders of important information regarding the value of their Company shares, and it will also deny them adequate consideration in light of the Company’s growth, anticipated operating results, net asset value, and future profitability. Under these facts and circumstances, the decision of the Company’s Board—composed of four directors, three of which are CONSOL representatives—to consider the Proposed Transaction constitutes nothing more than a sham and breach of their fiduciary duties.

5. Specifically, while the tender offer component of the Proposed Transaction is scheduled to commence on or about May 5, 2010, by entering into an agreement with T. Rowe Price to acquire its outstanding shares, CONSOL has stacked the deck in its favor. Thus requiring the tender of a mere 0.4% of the Company’s outstanding shares in order for a short form merger to proceed. Moreover, given T. Rowe Price’s significant ownership in CONSOL, the only parties to be excluded from CNX’s future earnings potential are its public shareholders, which are currently being squeezed out.

6. In pursuing their unlawful objective to squeeze out CNX’s public shareholders, the Director Defendants (as defined below) have breached their fiduciary duties of loyalty, due care, independence, candor, good faith, and fair dealing, and they have also aided and abetted such breaches by other CNX officers and directors.

7. The Proposed Transaction and the acts of Defendants, as more particularly alleged herein, constitute a breach of Defendants’ fiduciary duties to Plaintiff and the Class, as well as a violation of applicable legal standards governing Defendants herein. As a result, Plaintiff alleges that he, along with all other public shareholders of CNX common stock, is entitled to enjoin the Proposed Transaction. Alternatively, in the event that the Proposed Transaction is consummated, Plaintiff seeks to recover damages caused by the breach of fiduciary duties owed by the Defendants to the minority shareholders of the Company.

THE PARTIES

Plaintiff

8. Plaintiff, Ira Gaines, as trustee for the Paradise Wire & Cable Defined Benefit Pension Plan, is, and at all times relevant hereto has been, a stockholder of CNX.

The Company

9. Defendant CNX Gas Corporation is a corporation organized and existing under the laws of the State of Delaware. CNX maintains its principal offices at 1000 CONSOL Energy Drive, Canonsburg, PA 15317.

10. CNX engages in the exploration, development, production, and gathering of natural gas primarily in the Appalachian and Illinois basins of the United States.

Director Defendants

11. Defendant J. Brett Harvey (“Harvey”) was named Chairman and Chief Executive Officer (“CEO”) of CNX on January 16, 2009. Mr. Harvey has also been a Director of CNX Gas since June 30, 2005, the date of its formation, and President and CEO and a Director of CONSOL since January 1998.

12. Defendant Philip W. Baxter (“Baxter”) has been a director of CNX since June 30, 2005, the date of its formation (serving as Chairman of the Board from such date until January 2009). Mr. Baxter currently serves as a member of the Audit Committee, and has also served as a member of the Finance Committee. Mr. Baxter served as director of CONSOL (as well as Chairman of its Audit Committee and a member of its Finance Committee) from August 1999 until August 2005, and rejoined the CONSOL Board in January 2009. He currently serves on CONSOL’s Audit and Finance Committees.

13. Defendant Raj K. Gupta (“Gupta”) has been a Director of CNX since June 30, 2005, the date of its formation, and a director of CONSOL since February 2004. He is currently on the Audit Committee of CNX and CONSOL.

14. Defendant John R. Pipski (“Pipski”) has been a Director of CNX since August 15, 2005 and currently serves as a member of the Audit Committee.

15. Defendants Harvey, Baxter, Gupta, and Pipski (collectively the “Director Defendants”), are in a fiduciary relationship with the Company, Plaintiff, and the public stockholders of CNX. Accordingly, the Director Defendants owe fiduciary duties including good faith, loyalty, fair dealing, due care, and candor, to the Company and its shareholders.

16. The Director Defendants, by reason of their corporate directorships and/or executive positions, are fiduciaries to and for the Company’s stockholders, which fiduciary relationship requires them to exercise their best judgment, and to act in a prudent manner and in the best interests of the Company’s stockholders.

17. Each of the Director Defendants at all times had the power to control and direct CNX to engage in the misconduct alleged herein. The Director Defendants’ fiduciary obligations also require them to act in the best interest of plaintiff and all CNX shareholders.

18. Each of the Individual Defendants owes fiduciary duties of good faith, fair dealing, loyalty, candor, and due care to Plaintiff and the other members of the Class. They are acting in concert with one another in violating their fiduciary duties as alleged herein, and, specifically, in connection with the Proposed Transaction.

19. Each Director Defendant herein is sued individually as a conspirator and aider and abettor, as well as in his capacity as an officer and/or director of the Company, and the liability of each arises from the fact that each has engaged in all or part of the unlawful acts, plans, schemes, or transactions of which Plaintiff complains herein.

CONSOL

20. Defendant CONSOL Energy Inc. is a corporation organized and existing under the laws of the State of Delaware. CONSOL, like CNX, maintains its principal offices at 1000 CONSOL Energy Drive, Canonsburg, PA 15317.

21. CONSOL engages in the production of multi-fuel energy and provision of energy services primarily to the electric power generation industry in the United States. CONSOL is involved in the mining, preparation, and marketing of steam coal primarily to power generators; and metallurgical coal to steel and coke producers. It also produces pipeline-quality coalbed methane gas from its coal properties in the Northern and the Central Appalachian basin; and oil and gas from properties in the Appalachian and Illinois Basins.

22. The Director Defendants, together with CNX and CONSOL, are sometimes collectively referred to herein as “Defendants.”

CLASS ACTION ALLEGATIONS

23. Plaintiff brings this action individually and as a class action on behalf of all shareholders of defendant CNX (except Defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the Defendants) or their successors in interest, who have been or will be adversely affected by the conduct of Defendants alleged herein (the “Class”).

24. This action is properly maintainable as a class action for the following reasons:

a. The Class of shareholders for whose benefit this action is brought is so numerous that joinder of all Class members is impracticable. As of January 29, 2010, there were 150,986,918 shares of CNX stock outstanding owned by thousands of shareholders of record scattered throughout the United States.

b. There are questions of law and fact which are common to members of the Class and which predominate over any questions affecting any individual members. The common questions include, inter alia, the following:

i. whether one or more of the Defendants has engaged in a plan and scheme to enrich themselves at the expense of defendant CNX’s public stockholders;

ii. whether the Director Defendants have breached their fiduciary duties owed by them to Plaintiff and members of the Class, and/or have aided and abetted in such breach, by virtue of their participation and/or acquiescence and by their other conduct complained of herein;

iii. whether Defendants have failed to fully disclose the true value of defendant CNX’s assets and earning power and the future financial benefits which CONSOL will obtain from the acquisition;

iv. whether the Director Defendants have wrongfully failed and refused to seek a purchase of CNX at the highest possible price and, instead, have sought to chill potential offers and allow the valuable assets of defendant CNX to be acquired by CONSOL at an unfair and inadequate price;

v. whether defendant CONSOL has induced or aided and abetted breaches of fiduciary duty by members of CNX’s Board of Directors;

vi. whether Plaintiff and the other members of the Class will be irreparably damaged by the transactions complained of herein; and

vii. whether Defendants have breached or aided and abetted the breaches of the fiduciary and other common law duties owed by them to Plaintiff and the other members of the Class.

25. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation this nature. The claims of Plaintiff are typical of the claims of the other members of the Class and Plaintiff has the same interest as the other members of the Class. Accordingly, Plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

26. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class that would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class that would, as a practical matter, be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

27. Defendants have acted, or refused to act, on grounds generally applicable, and are causing injury to the Class and, therefore, final injunctive relief on behalf of the Class as a whole is appropriate.

FACTUAL BACKGROUND

Background

28. CNX was established on June 30, 2005. CONSOL contributed its gas assets to CNX effective August 8, 2005, and retained an 81.5% ownership interest in the Company. Currently CONSOL owns 125,800,067 shares (83.32%) of CNX’s outstanding common stock.

29. In addition to being CNX’s largest shareholder, CONSOL controls the Company’s Board. Indeed, all but one of the four CNX Directors is a CONSOL director, and the Company’s Chairman and CEO is also the President and CEO of CONSOL.

30. Defendants have abused their position of power and control over CNX in order to benefit themselves to the detriment of the Company and its shareholders.

31. By the acts, transactions, and courses of conduct alleged herein, Defendants, individually and as part of a common plan and scheme and/or aiding and abetting one another in total disregard of their fiduciary duties, are attempting to deprive Plaintiff and the Class of the true value of their investment in the Company and have endeavored to effect this Proposed Transaction absent full and ample disclosure.

CNX’s Financial Prospects

32. Recent earnings and results indicate the Company is moving in a positive direction and so does not need an infusion of cash that results in a recapitalization that strips the Company’s stockholders of control of the Company absent an auction or other value maximization process.

33. For example, on January 29, 2009, the Company issued a press release announcing its financial results for the fourth quarter and years ended December 31, 2008. The press release was entitled “CNX Gas Reports Record Quarterly Production of 22.2 Bcf, and 76.6 Bfc for the Year 2008; Quarterly Net Income Nearly Doubles to $57.5 Million, and a Record $239.1 Million for the Year 2008.” The press release goes on to tout the Company’s successes in 2008, and makes bold predictions for 2009. Specifically, Defendant Harvey, the Company’s Chairman and CEO, commented on the results as follows:

CNX [] continued to gain production momentum in the fourth quarter. We achieved record production from each coalbed methane development play. In the Marcellus Shale, we achieved a peak daily flow rate of 6.5 MMcf from our first horizontal well. Even more remarkable is that this flow rate was achieved after the well had already produced more than 100 MMcf. In looking ahead to 2009, the future for CNX Gas has never been brighter. Despite challenging economic times, I believe that CNX Gas is poised to substantially outperform its competitors because of our great prospects, minimal debt, low unit cost structure, and industry-leading unit margins. Our 41.9 Bcf of production hedged at $9.74 per Mcf in 2009 enables us to self fund production growth in 2009. Not many companies have this ability. (Emphasis added)

34. On April 23, 2009, the Company issued a press release announcing its financial results for the first quarter of 2009. For the quarter, the Company reported net income of $54.9 million, or $0.36 per share, which was a 10% increase over the same quarter in the previous year. The Company also reported a 38% increase in production and raised its production guidance for the year. Defendant Harvey commented on the results as follows:

CNX [] continued to achieve outstanding results, despite the weak economy and its effect on spot gas pricing. Our production in the first quarter showed significant quarter-over-quarter gains. Net income was very strong, thanks to our robust hedging program and higher production. Most importantly, our employees continued to work without a lost-time accident. We remain excited about our unfolding exploration success in our Marcellus Shale play. Based on the cumulative impact of these results, we are raising our 2009 production guidance from 85 Bcf to 87 Bcf.

35. On July 30, 2009, the Company issued a press release announcing its financial results for the second quarter of 2009, ended June 30, 2009. The Company reported net income of $33 million, or $0.22 per diluted share, and another quarter production record of 22.5 billion cubic feet (Bcf), which was 20% higher than in the same quarter the previous year. The Company went on to increase its production guidance for the second time in as many quarters. Defendant Harvey commented on the results as follows:

CNX [] continued its operational excellence by safely setting another quarterly production record. With our unfolding Marcellus Shale success, we are raising our 2009 production guidance by another 2 Bcf, to 89 Bcf. Also, our excellent hedge position kept us from experiencing the full financial effect of the collapse in spot gas prices. During this period of low prices, our focus is on reducing costs while leasing more Marcellus acreage in southwestern Pennsylvania. On July 28, we announced the leasing of an additional 40,000 acres with Marcellus Shale potential.

36. On October 22, 2009, the Company issued a press release announcing its financial results for the third quarter of 2009, ended September 30, 2009. The Company reported net income of $35.5 million, or $0.23 per diluted share, and another quarterly production record of 24.8 Bcf that was 26% higher than in the same period one year prior and 10% higher than in the previous quarter. As a result the Company again increased its production guidance for the year. Defendant Harvey commented on the results as follows:

We are pleased to announce that CNX Gas set another quarterly production record, and did it safely. With our increasing Virginia coalbed methane production and our Marcellus Shale success, we are again raising our 2009 production guidance. If you recall, our original 2009 production guidance was 85 Bcf. In July, we raised it to 89 Bcf. And now, we’ve raised it by another 3 Bcf, to 92 Bcf. If achieved, this would represent a 20% increase in production from the 76.6 Bcf we produced in 2008. While our quarterly earnings are lower because of weak spot gas prices, we’ve been successful in lowering unit costs.

CNX Gas is growing production faster than most of the competition, is reporting better earnings than most of the competition, and is continuing to invest in its significant growth prospects, especially in coalbed methane and the Marcellus Shale. I believe that investors will increasingly recognize CNX Gas as a core holding for their energy portfolios. (Emphasis added)

37. On January 28, 2010 the Company issued a press release detailing its financial results for fourth quarter and year ended December 31, 2010. The Company reported net income of $41.1 million, or $0.27 per diluted share, for the quarter and $164.5 million, or $1.09 per diluted share, for the year. Additionally, the Company reported record production for the quarter (25.1 Bcf of gas) and the year (94.4 Bcf of gas). In addition to having a stellar year, the Company hinted at better things yet to come. Commenting on the Company’s 2009 results and its 2010 prospects Defendant Harvey stated as follows:

CNX [] ended 2009 on a very strong footing. Once again, we set another quarterly production record, and our employees continued working safely, having passed the 4-million hour mark without incurring a lost-time incident. With our increasing Virginia coalbed methane production and our continued Marcellus Shale success, we expect 2010 production of 100 Bcf. To support this goal, we have contracted for a second horizontal rig to begin drilling in the Marcellus Shale on March 1.

CNX Gas increased production by 23% in 2009 while paying down about $15 million of debt. And as we reported earlier this week, we also increased our proved reserves in 2009 by one-half trillion cubic feet (Tcf), or 34%, to 1.9 Tcf. When viewed together with our 2009 return on capital employed of 10.6% on an after-tax basis, there is no doubt that CNX Gas is a premier company in the E&P industry. (Emphasis added)

38. On January 29, 2010, Madison Williams and Company issued an analyst report for CNX. The analyst report set a price target for the Company of $37 per share. The analyst report commented, in relevant part, as follows:

With an impressive balance sheet, low-risk and low-cost CBM assets, and continued focus in the Marcellus [shale well], we believe the company is correctly positioned. We are reaffirming our Accumulate rating and 12-month price target of $37, which is supported by our estimated 2010 NAV of $36.29 and a multiple of 13.4 times our 2010 EBITDA forecast.

39. On March 16, 2010, RBC Capital Markets issued an analyst report for CNX. The analyst report increased CNX’s price target from $34 to $36 per share. Moreover, it distinctly discussed the possibility that CONSOL might make another bid for CXG, and proposed a higher offer price than may currently be on the table. The analyst report commented, in relevant part, as follows:

We are increasing our price target to $36/share, a 10% discount to our NAV. Our CXG NAV is $40/share or 30% above the current price…… While a buyout of CXG appears imminent, we think it will take a slightly higher price…… Unlike the last go- around, this time CNX shares offer more in terms of a gas company, given the expanded size of its gas assets. (Emphasis in original)

40. On March 21, 2010, The Street.Com issued an analyst report for CNX. The analyst report set a price target for the Company of $35.60 per share and recommended the CNX stock as a buy. At the time of the report CNX Stock was trading at $30.80 per share, and the results of its recently drilled Marcellus shale well were unknown to the public. Nevertheless, the analyst report went on to comment, in relevant part, as follows:

We rate CNX [] a BUY. This is driven by a number of strengths, which we believe should have a greater impact than any weaknesses, and should give investors a better performance opportunity than most stocks we cover. The company’s strengths can be seen in multiple areas, such as its expanding profit margins, largely solid financial position with reasonable debt levels by most measures and increase in stock price during the past year. We feel these strengths outweigh the fact that the company has had sub par growth in net income. (Emphasis added)

41. On March 22, 2010, the day after the Proposed Transaction was announced, CNX issued a press release entitled “CNX Gas Achieves Record Production From Latest Marcellus Shale Well,” in which the Company reveals that it’s most recent well has been producing record results. The press release goes on to state as follows:

PITTSBURGH (March 22, 2010) – CNX Gas Corporation (NYSE: CXG), a leading Appalachian gas producer, announced production results from its latest horizontal well targeting the Marcellus Shale, the GH2BCV well in central Greene County, PA. This well has been producing for 16 days, at an average production rate of 4.9 MMcf per day. The peak daily production rate was 5.7 MMcf, and the current daily production rate is 5.5 MMcf. The well was drilled with a horizontal lateral of 2,035 feet and was hydraulically fractured with a 7-stage frac.

“Our latest horizontal Marcellus Shale well is achieving record company results,” commented J. Brett Harvey, chief executive officer.

The previous highest producing well was the CNX 3 well, which came on line in October 2008. That well had cumulative production of 1 Bcf through February 2010.

CNX Gas’s current daily net Marcellus Shale production is 21 MMcf from 16 horizontal wells. The Company has budgeted $110 million in 2010 for Marcellus Shale drilling out of a total capital budget of $400 million. A second horizontal drilling rig for the Company’s Marcellus Shale program will be arriving in April. CNX Gas has an option to obtain a third rig later in the year. (Emphasis added)

42. In short, CNX’s business has been growing, and will continue to grow, at a record pace even in these turbulent economic times. Moreover, the Company has been increasing production and revenues even at a time of depressed natural gas values. By all accounts the Company is primed for greater growth as the economy works its way out of the current recession and into a more favorable economic environment.

The Proposed Transaction

43. On Sunday March 21, 2010, CONSOL issued a press release announcing that it entered into an agreement with T. Rowe Price, the Company’s second largest shareholder, wherein commencing on May 5, 2010, it would purchase all of T. Rowe Price’s shares of CNX.

44. T. Rowe Price is CONSOL’s third largest shareholder, controlling approximately 11,809,606 Shares (6.51%) of CONSOL stock. Thus to the extent that T. Rowe Price has agreed to sell its shares of CNX, it does not preclude it from reaping the Company’s future profits moving forward.

45. Also on March 21, 2010, CONSOL announced that it was also commencing a tender offer to purchase the remaining shares of CNX that it does not already own for $38.25 in cash.

46. While the offer price of $38.25 per share purports to provide a 24% increase over the CNX’s closing price on Friday, March 19. The reality is that it does not fully account for the Company’s bright future as touted over and over again by CNX’s Chairman and CEO, who also happens to be CONSOL’s President and CEO.

47. As stated earlier, CONSOL already owns 83.3% of the Company. Additionally, its agreement with T. Rowe Price will give it a total ownership of 89.6% of the Company. Thus, in reality, CONSOL only needs 0.4% of the Company’s publicly traded shares to be tendered in order to complete a short form merger under Delaware Law.

48. This Proposed Transaction will eliminate the opportunity for CNX stockholders to participate in the Company’s good fortunes as they will almost certainly be cashed out if the tender offer proceeds.

49. The Proposed Transaction, instead, will strip CNX’s shareholders of their stake in the Company, for a mere $38.25 per share, in order to benefit CONSOL and the Director Defendants, who stand to make immense profits at their expense.

50. By engaging in the foregoing conduct, Defendants have breached their fiduciary duties by, among other things, failing to act in the interest of CNX’s public stockholders.

51. Unless enjoined by this Court, Defendants will continue to breach their fiduciary duties, and violate Delaware law to the detriment of the Company and its public stockholders.

52. Defendant CONSOL has aided and abetted the Director Defendants in their breaches of fiduciary duty. As a participant in the proposed acquisition, CONSOL is aware of the Director Defendants’ breaches of fiduciary duty, and in fact actively and knowingly has encouraged and participated in said breaches in order to obtain the substantial financial benefits that the proposed acquisition would provide it at the expense of CNX’s stockholders.

53. Plaintiff has no adequate remedy at law.

CAUSE OF ACTION AGAINST ALL DEFENDANTS

54. Defendants, acting in concert, have violated their fiduciary duties owed to the public shareholders of CNX and put their own personal interests and the interests of defendant CONSOL ahead of the interests of the CNX public shareholders and have used their control positions as officers and directors of the Company for the purpose of reaping personal gain for themselves at the expense of CNX’s public shareholders.

55. The Director Defendants have not: (1) undertaken an adequate evaluation of CNX’s worth as a potential merger/acquisition candidate; (2) taken adequate steps to enhance CNX’s value and/or attractiveness as a merger/acquisition candidate; (3) effectively exposed CNX to the marketplace in an effort to create an active and open auction for CNX; or (4) acted independently so that the interests of public shareholders would be protected.

56. Instead, Defendants have set an acquisition price for the shares of CNX stock that does not reflect the true value of CNX and without an appropriate premium.

57. While the Director Defendants of CNX should seek out other possible purchasers of the assets of CNX or its stock in a manner designed to obtain the highest possible price for CNX’s shareholders, or seek to enhance the value of CNX for all its current shareholders, they are instead wrongfully allowing CONSOL to obtain the valuable assets of CNX at a bargain price, which under the circumstances here, disproportionately benefits CONSOL.

58. These tactics pursued by the Defendants are, and will continue to be, wrongful, unfair, and harmful to CNX’s public shareholders, and are an attempt by certain defendants to aggrandize their personal positions, interests, and finances at the expense of and to the detriment of the CNX public stockholders. These maneuvers by the Defendants will deny members of the Class their right to share appropriately in the true value of CNX’s valuable assets, future earnings, and profitable businesses to the same extent as they would as CNX’s shareholders.

59. In contemplating, planning, and/or completing the foregoing specified acts and in pursuing and structuring the Proposed Transaction, Defendants are not acting in good faith toward Plaintiff and the Class, and have breached, and are breaching, their fiduciary duties to Plaintiff and the Class.

60. Because the Director Defendants (and those acting in concert with them) dominate and control the business and corporate affairs of CNX and because they are in possession of private corporate information concerning CNX’s businesses and future prospects, there exists an imbalance and disparity of knowledge and economic power between the Defendants and the public shareholders of CNX which makes it inherently unfair to CNX’s public shareholders.

61. Defendant CONSOL has acted and is acting with knowledge or with reckless disregard that the other Defendants are in breach of their fiduciary duties to CNX’s public shareholders and have participated in such breaches of fiduciary duties by the directors of CNX and thus are liable as aiders and abettors.

62. By reason of the foregoing acts, practices and course of conduct, the Director Defendants have failed to use the required care and diligence in the exercise of their fiduciary obligations owed to CNX and its public shareholders.

63. As a result of the actions of the Defendants, Plaintiff and the Class have been and will be damaged in that they will not receive the fair value of CNX’s assets and business in exchange for their CNX’s shares, and have been and will be prevented from obtaining a fair price for their shares of CNX common stock.

64. Unless enjoined by this Court, the Director Defendants will continue to breach their fiduciary duties owed to Plaintiff and the Class, all to the irreparable harm of the Class.

65. Plaintiff has no adequate remedy at law.

WHEREFORE, Plaintiff demands judgment as follows:

A. Declaring that this action may be maintained as a class action;

B. Declaring that the Proposed Transaction is unfair, unjust, and inequitable to Plaintiff and the other members of the Class;

C. Enjoining preliminarily and permanently the Defendants from taking any steps necessary to accomplish or implement the proposed merger of defendant CNX with defendant CONSOL at a price that is not fair and equitable;

D. Requiring Defendants to compensate Plaintiff and the members of the Class for all losses and damages suffered and to be suffered by them as a result of the acts and transactions complained of herein, together with prejudgment and post judgment interest;

E. Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’, accountants’, and experts’ fees; and

F. Granting such other and further relief as may be just and proper.

Dated: March 30, 2010		RIGRODSKY & LONG, P.A.

	By:	/s/ Brian D. Long
Seth D. Rigrodsky (#3147)
Brian D. Long (#4347)
919 N. Market Street, Suite 980
Wilmington, DE 19801
(302) 295-5310

Attorneys for Plaintiff

OF COUNSEL:

WOLF HALDENSTEIN ADLER FREEMAN HERZ LLP
Gregory M. Nespole
Gustavo Bruckner
Martin E. Restituyo
270 Madison Avenue
New York, New York 10016
(212) 545-4600

IN THE COURT OF COMMON PLEAS OF

WASHINGTON COUNTY, PENNSYLVANIA

DANIEL SCHURR, Individually and on	:	Case No.: 2010 - 2333
Behalf of All Others Similarly Situated,	:
	:	CIVIL DIVISION-CLASS ACTION
Plaintiff,	:
:
vs.	:
:
CNX GAS CORPORATION,	:
PHILIP W. BAXTER,	:
NICHOLAS J. DEIULIIS, RAJ K. GUPTA,	:
J. BRETT HARVEY,	:
PAUL JEROME RICHEY and CONSOL	:
ENERGY, INC.	:
:
Defendants.	:

ORDER

AND NOW      this day of                     , 2010, upon consideration of Defendants’ MOTION TO STAY ACTION PENDING ADJUDICATION OF SUBSTANTIALLY IDENTICAL ACTIONS IN DELAWARE INVOLVING THE SAME DELAWARE DEFENDANT CORPORATIONS AND SAME DELAWARE INTERNAL CORPORATE GOVERNANCE ISSUES, and the opposition thereto, it is hereby ORDERED, ADJUDGED and DECREED that the Motion of Defendants is GRANTED. This action is hereby stayed until further order of this Court following the adjudication of Case No. CA-5377 and Case No. CA-5378 currently pending in the Chancery Court of Delaware.

BY THE COURT

10

CERTIFICATE OF SERVICE

I, the undersigned, do hereby certify that the within Motion to Stay Action Pending Adjudication of Substantially Identical Actions in Delaware Involving the Same Delaware Defendant Corporations and Same Delaware Internal Corporate Governance Issues was served via first class U.S. mail and e-mail on this 12 day of April, 2010 at the following address:

Alfred G. Yates Jr., P.C.

Gerald L. Rutledge

429 Forbes Avenue

519 Allegheny Building

Pittsburgh, PA 15219

yateslaw@aol.com

Joe Kendall

Hamilton Lindley

Kendall Law Group, LLP

3232 McKinney, Suite 700

Dallas, TX 75214

jkendall@kendalllawgroup.com

hlindley@kendalllawgroup.com

James Miller

Rodger L. Puz

Dickey McCamey & Chilcote, P.C.

Two PPG Place

Suite 400

Pittsburgh, PA 15222-5402

jmiller@dmclaw.com

rpuz@dmclaw.com

/s/ Samuel W. Braver

11

IN THE COURT OF COMMON PLEAS OF

WASHINGTON COUNTY, PENNSYLVANIA

DANIEL SCHURR, Individually and on	:	Case No.: 2010 - 2333
Behalf of All Others Similarly Situated,	:
	:	CIVIL DIVISION-CLASS ACTION
Plaintiff,	:
:
vs.	:
:
CNX GAS CORPORATION,	:
PHILIP W. BAXTER,	:
NICHOLAS J. DEIULIIS, RAJ K. GUPTA,	:
J. BRETT HARVEY, JOHN R. PIPSKI,	:
PAUL JEROME RICHEY and CONSOL	:
ENERGY, INC.	:
:
Defendants.	:

NOTICE OF PRESENTATION OF MOTION

PLEASE TAKE NOTICE that Defendants Philip W. Baxter, Nicholas J. Deiuliis, Raj K. Gupta, J. Brett Harvey, Paul Jerome Richey and CONSOL Energy, Inc.’s Motion to Stay Action Pending Adjudication of Substantially Identical Actions in Delaware Involving the Same Delaware Defendant Corporations and Same Delaware Internal Corporate Governance Issues will be presented on April 20, 2010, at 9:15 a.m. before the Honorable Katherine B. Emery.

Respectfully submitted,

By:	/s/ Samuel W. Braver
Samuel W. Braver, Esquire
Pa. I.D. No. 19682
Deborah A. Little, Esquire
Pa. I.D. No. 44758
Firm No. 038
BUCHANAN INGERSOLL & ROONEY PC
301 Grant Street, One Oxford Centre
Pittsburgh, PA 15219
412-562-8800 (p)
412-562-1041 (f)

Attorneys for Defendants Philip W. Baxter, Nicholas J. Deiuliis, Raj K. Gupta, J. Brett Harvey, Paul Jerome Richey and CONSOL Energy, Inc.

CERTIFICATE OF SERVICE

I, the undersigned, do hereby certify that the within Notice of Presentation of Motion was served via e-mail and first class U.S. mail, on this 12 day of April, 2010 at the following address:

Alfred G. Yates Jr., P.C.

Gerald L. Rutledge

429 Forbes Avenue

519 Allegheny Building

Pittsburgh, PA 15219

yateslaw@aol.com

Joe Kendall

Hamilton Lindley

Kendall Law Group, LLP

3232 McKinney, Suite 700

Dallas, TX 75214

jkendall@kendalllawgroup.com

hlindley@kendalllawgroup.com

James Miller

Rodger L. Puz

Dickey McCamey & Chilcote, P.C.

Two PPG Place

Suite 400

Pittsburgh, PA 15222-5402

jmiller@dmclaw.com

rpuz@dmclaw.com

/s/ Samuel W. Braver

IN THE COURT OF COMMON PLEAS OF

WASHINGTON COUNTY, PENNSYLVANIA

DANIEL SCHURR, Individually and on	:	Case No.: 2010 - 2333
Behalf of All Others Similarly Situated,	:
	:	CIVIL DIVISION-CLASS ACTION
Plaintiff,	:
:
vs.	:
:
CNX GAS CORPORATION,	:
PHILIP W. BAXTER,	:
NICHOLAS J. DEIULIIS, RAJ K. GUPTA,	:
J. BRETT HARVEY, JOHN R. PIPSKI,	:
PAUL JEROME RICHEY and CONSOL	:
ENERGY, INC.	:
:
Defendants.	:

ENTRY OF APPEARANCE

Please enter the appearance of Samuel W. Braver and Deborah A. Little of Buchanan Ingersoll & Rooney PC on behalf of Defendants Philip W. Baxter, Nicholas J. Deiuliis, Raj K. Gupta, J. Brett Harvey, Paul Jerome Richey and CONSOL Energy, Inc.

Respectfully submitted,

By:	/s/ Samuel W. Braver
Samuel W. Braver, Esquire
Pa. I.D. No. 19682
Deborah A. Little, Esquire
Pa. I.D. No. 44758
Firm No. 038
BUCHANAN INGERSOLL & ROONEY PC
301 Grant Street, One Oxford Centre
Pittsburgh, PA 15219
412-562-8800 (p)
412-562-1041 (f)

Attorneys for Defendants Philip W. Baxter, Nicholas J. Deiuliis, Raj K. Gupta, J. Brett Harvey, Paul Jerome Richey and CONSOL Energy, Inc.

CERTIFICATE OF SERVICE

I, the undersigned, do hereby certify that the within Entry of Appearance was served via e-mail and first class U.S. mail, on this 12 day of April, 2010 at the following address:

Alfred G. Yates Jr., P.C.

Gerald L. Rutledge

429 Forbes Avenue

519 Allegheny Building

Pittsburgh, PA 15219

yateslaw@aol.com

Joe Kendall

Hamilton Lindley

Kendall Law Group, LLP

3232 McKinney, Suite 700

Dallas, TX 75214

jkendall@kendalllawgroup.com

hlindley@kendalllawgroup.com

James Miller

Rodger L. Puz

Dickey McCamey & Chilcote, P.C

Two PPG Place

Suite 400

Pittsburgh, PA 15222-5402

jmiller@dmclaw.com

rpuz@dmclaw.com

/s/ Samuel W. Braver